Exhibit 99.1

CONTACT:

George Relan

Director of Corporate Relations

grelan@mechtech.com

518.533.2200

MTI REPORTS THIRD QUARTER RESULTS AND PROGRESS

Albany, N.Y., November 9, 2005 -- Mechanical Technology Inc. (NASDAQ: MKTY) today reports financial results for its third quarter ended September 30, 2005.

Mechanical Technology (MTI or the Company) will host a conference call and web cast today at 10:30 a.m. (EST). The dial-in phone number for the conference call is (913) 981-5558.  There will be a simultaneous web cast which can be heard by logging onto MTI's website at http://www.mechtech.com. A replay of the conference call will be available within 24 hours on the website or via phone by dialing (719) 457-0820 and, when prompted, entering pin code number 3734296.

Recent Events

Recently, a panel of the International Civil Aviation Organization, (ICAO), voted to allow passengers to carry and use micro fuel cells and methanol fuel cartridges on-board airplanes to power consumer electronic devices. The panel's action will be submitted for comment to ICAO members, and could be considered for final adoption by the 36-member ICAO Council as early as April 2006. If formally adopted, the regulation will go into effect on January 1, 2007. MTI Micro's Mobion® micro fuel cell technology uses methanol fuel, and MTI Micro has been actively involved with organizations helping to shape codes and standards for the micro fuel cell industry.

MTI Micro completed its milestones for the quarter: development and delivery of sensor powerpack prototypes and a military radio powerpack prototype for evaluation; and lab test units, each running continuously on one integrated fuel tank, that achieved two times the energy in the same size and shape of the BA5590. MTI Micro is on track to complete its final milestone for 2005: an agreement with a lead military customer/partner by the end of this year.

2006 milestones for the military market include customer demonstration of a product intent military portable power system in the third quarter; and by the end of 2006, having operationally robust units available to sell for field testing in the military market.

Milestones for the consumer market include development of a prototype for the consumer market that exceeds the energy density of Li-ion batteries in the third quarter; and, by the end of 2006, an agreement with a lead OEM for the joint development of a consumer product.

In addition, there is a technical milestone for the second quarter of 2006 which is to achieve a greater than 30% increase in system efficiency up to 1.3 Wh per cc of fuel.

Third Quarter Financial Results

For the three months ended September 30, 2005, the Company reported a net loss of $1.909 million, or $(0.06) per diluted share, on revenues of $2.220 million.  Revenues included $1.428 million in product revenue generated by the Company's subsidiary, MTI Instruments, Inc. (MTI Instruments) and $.792 million in funded research and development (R&D) revenue generated by the Company's subsidiary, MTI MicroFuel Cells Inc. (MTI Micro).  This compares with a net loss of $3.393 million, or $(0.12) per diluted share, on revenues of $1.817 million - $1.642 million in product revenue generated by MTI Instruments and $.175 million in funded R&D revenue generated by MTI Micro - for the same period of 2004.  The $.214 million decrease in product revenue for MTI Instruments is primarily the result of a decrease in sales to semiconductor customers of $.434 million partially offset by increases in sales to aviation customers of $.187 million and general gaging customers of $.033 million. There was also a $.617 million increase in funded R&D revenue at MTI Micro due primarily to increases from government contracts.

Research and product development expenses for the third quarter of 2005 decreased to $2.093 million from $3.233 million for the same period of 2004. This decrease is related to a $1.136 million decrease in unfunded research and product development expenses and a $.004 million decrease in funded research and product development expenses.

Selling, general and administrative (SG&A) expenses for the third quarter of 2005 increased to $2.187 million compared to $1.526 million for the same period of 2004. This increase is primarily the result of the following changes: increased salaries and employee benefits of $.554 million related to an increase in the number of employees working in government and military relations and strategic planning and business development efforts, engineering management, an expanded sales organization at MTI Instruments, an increase in corporate support employees related to Sarbanes-Oxley compliance and non-cash stock-based compensation expenses; increased depreciation expense of $.085 million due to an increase in capital expenditures; an increase of $.046 million in consulting and other professional fees related to consultants for government relations, financial consulting and information technology; and a $.024 million decrease in other expenses, net.

Results for the three months ended September 30, 2005 and 2004 included a $.490 million and $0 million gain on the sale of securities available for sale, respectively. During the three months ended September 30, 2005, MTI sold 100,000 shares of Plug Power common stock with proceeds totaling $.668 million.

The Company recorded a non-cash loss of $0 million and $2.635 million on derivative accounting for the three months ended September 30, 2005 and 2004, respectively.

For the quarter ended September 30, 2005, cash used in operations was $2.740 million and cash used for capital expenditures was $.269 million.

Nine-Month Financial Results

For the nine months ended September 30, 2005, MTI reported a net loss of $10.756 million or $(0.35) per diluted share, on revenues of $5.612 million.  Revenues included $4.116 million in product revenue generated by MTI Instruments and $1.496 million in funded R&D revenue generated by MTI Micro. This compares with a net loss of $4.998 million, or $(0.17) per diluted share, on revenues of $5.206 million during the same period of 2004, with $4.452 million in product revenue generated by MTI Instruments and $.754 million in funded R&D revenue generated by MTI Micro. The increase in funded R&D revenue of $.742 million relates primarily to increases from government contracts. Product revenue decreased by $.336 million from the prior year period, primarily as the result of decreases in sales to semiconductor customers of $.742 million partially offset by increases in sales to general gaging customers of $.274 million and aviation customers of $.132 million.

Research and product development expenses for the first nine months of 2005 decreased to $7.666 million, compared to $8.907 million for the same period in 2004.  This decrease is due to a $1.654 million decrease in unfunded research and product development expenses offset by increases of $.413 million in funded research and product development expenses.

SG&A expenses for the first nine months of 2005 increased to $7.729 million, compared to $4.890 million for the same period of 2004. This change is primarily the result of the following changes: an increase of $.130 million in licensing and patent fees related to agreements with LANL; an increase of $.267 million in consulting and other professional fees including increases of approximately $.444 million of costs related to Sarbanes-Oxley compliance and the SEC review of the Company's filings, $.308 million of costs related to consultants for government relations, financial consulting and information technology partially offset by decreases of $.300 million in advisory fees and $.148 million in legal fees related to the 2004 private placement amendment; increased salaries and employee benefits of $2.052 million related to an increase in the number of employees working in government and military relations and strategic planning and business development efforts, engineering management, an expanded sales organization at MTI Instruments, an increase in corporate support employees related to Sarbanes-Oxley compliance, the addition of Government Systems in September 2004, severance costs and non-cash stock-based compensation expense; increased depreciation expense of $.291 million due to an increase in capital expenditures; and a $.099 million increase in other expenses, net.

 Results for the first nine months of 2005 included a $10.125 million gain on the sale of securities available for sale compared to a $3.129 million gain for the comparable 2004 period.

Results for the first nine months of 2005 also included a $10.407 million non-cash loss on derivative accounting compared to a $2.424 million non-cash loss in 2004.

For the nine months ended September 30, 2005, cash used in operations was $10.418 million and cash used for capital expenditures was $.721 million.

See the attached financial highlights for the Company's third quarter ended September 30, 2005.

About MTI

MTI is primarily engaged in the development and commercialization of award winning Mobion® cord-free advanced portable power systems, through its subsidiary MTI MicroFuel Cells Inc. (MTI Micro). MTI Micro shipped its first Mobion® based product in December 2004, and has a world-class team of entrepreneurial business executives, researchers and scientists; a proprietary direct methanol micro fuel cell power system and a number of system prototypes demonstrating size reductions and performance improvements; and significant related intellectual property. MTI Micro has received government awards and developed strategic partnerships to help accelerate commercialization. MTI is also engaged in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. For more information about the Company please visit www.mechtech.com.

(Financial Table Attached)

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Statements in this press release which are not historical fact including statements regarding management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding MTI Micro's ability to meet its milestones on time, if at all; the timing of success of market entry in the military markets; MTI Micro's ability to produce products or prototypes consistent with any announced specifications or customer requirements, if at all; future prospects, markets, and market acceptance of MTI Micro products; MTI's, MTI Micro's and MTI Instruments' future business prospects, technology and performance; the importance of any relationships we may have, and our ability to maintain those relationships going forward; and MTI Micro's ability to remain a leader in advancing codes and standards. It is important to note that the Company's actual results could differ materially from those projected in forward-looking statements.  Factors that could cause the anticipated results not to occur include, among others, risks related to financing; uncertainties in development, manufacturing, competition and consumer demand for DMFCs; Gillette's ability to terminate its agreements with MTI Micro prior to commercialization of DMFCs and the risk factors listed from time to time in the Company's SEC reports including but not limited to, the annual report on Form 10-K, as amended, and Quarterly Reports on Form 10-Q.

Financial Highlights
Balance Sheet Data:
(Dollars in Thousands)
	Sept. 30, 2005	December 31, 2004
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$13,582	$22,545
Securities available for sale	25,115	17,678
Accounts receivable, less allowances of $0 in 2005 and $58 in 2004	1,154	1,772
Other receivables - related parties	-	3
Inventories	1,017	1,136
Prepaid expenses and other current assets	603	504
Total Current Assets	41,471	43,638
Long Term Assets:
Securities available for sale- restricted	-	16,497
Property, plant and equipment, net	2,650	2,884
Deferred income taxes	8,575	3,811
Total Assets	$52,696	$66,830

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$ 177	$ 13
Accrued liabilities	1,690	3,287
Accrued liabilities - related parties	4	-
Income taxes payable	6	40
Deferred income taxes	8,402	5,486
Total Current Liabilities	10,279	8,826
Long-Term Liabilities:
Derivative liability	-	1,125
Other credits	24	24
Total Liabilities	10,303	9,975

Commitments and Contingencies
Minority interests	215	1,271

Shareholders' Equity	42,178	55,584
Total Liabilities and Shareholders' Equity	$52,696	$66,830

Statements of Operations Data:
(Dollars in Thousands, Except per Share Data)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Product revenue	$ 1,428	$ 1,642	$ 4,116	$ 4,452
Funded research and development revenue	792	175	1,496	754
Total revenues	2,220	1,817	5,612	5,206
Operating costs and expenses:
Cost of product revenue	563	686	1,682	1,956
Research and product development expenses:
Funded research and product development	887	881	2,989	2,576
Unfunded research and product development	1,216	2,352	4,677	6,331
Total research and product development expenses	2,093	3,233	7,666	8,907
Selling, general and administrative expenses	2,187	1,526	7,729	4,890
Operating loss	(2,623)	(3,628)	(11,465)	(10,547)
Loss on derivatives	-	(2,635)	(10,407)	(2,424)
Gain on sale of securities available for sale	490	-	10,125	3,129
Other income, net	116	41	325	60
Loss before income taxes and minority interests	(2,017)	(6,222)	(11,422)	(9,782)
Income tax (expense) benefit	(145)	2,473	(408)	3,854
Minority interests in losses of consolidated subsidiary	253	356	1,074	930
Net loss	$ (1,909)	$ (3,393)	$ (10,756)	$ (4,998)

Loss per share (Basic and Diluted):
Loss per share	$ (0.06)	$ (0.12)	$ (0.35)	$ (0.17)

Statements of Cash Flows Data:
(Dollars in Thousands)

	Nine Months Ended
	Sept. 30, 2005	Sept. 30, 2004
	(Unaudited)	(Unaudited)
Net cash used by operating activities	$ (10,418)	$ (9,133)
Purchases of property, plant and equipment	(721)	(1,248)
Net cash provided by investing activities	1,248	2,556
Net cash provided by financing activities	207	11,356
(Decrease) increase in cash and cash equivalents	(8,963)	4,779
Cash and cash equivalents - beginning of period	22,545	12,380
Cash and cash equivalents - end of period	13,582	17,159

	As of
Other Information:	Sept. 30, 2005	Dec. 31, 2004

Shares held:

Plug Power Inc.	3,693,436	5,593,227